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                                                                    EXHIBIT 23.1


                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Cosmos Broadcasting Corporation Retirement and Savings Plan of our reports dated February 9, 1996, with respect to the consolidated financial statements of The Liberty Corporation incorporated by reference in its Annual Report (Form 10-K), dated March 29, 1996 with respect to the schedules included in its Annual Report (Form 10-K), and dated March 8, 1996, with respect to the financial statements and schedules of The Liberty Corporation and Adopting Related Employers' 401(k) Thrift Plan included in the Plan's Annual Report (Form 11-K), each for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



                                        Ernst & Young LLP


Greenville, South Carolina
February 24, 1997